Exhibit 3.1

Industry Canada	Industrie Canada

Certificate of Amalgamation	Certificat de fusion
Canada Business Corporations Act	Loi canadienne sur les sociètès par actions

AMORFIX LIFE SCIENCES LTD

Name of corporation-Dènomination de law sociètè

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.

/s/ Richard G. Shaw

Richard G. Shaw

Director – Directeur

432461-7

Corporation number-Numèro de la sociètè

Je certifie que la sociètè susmentionnèe est issue d'une fusion, en vertu de l'article 185 de la Loi Canadienne sur les sociètès par actions, des sociètès don’t les denominations apparaissent dans les stats de fusion ci-joints

September 21, 2005 / le 21 septembre 2005

Date of Amalgamation – Date de fusion

Industry Canada	Industrie Canada

Canada Business Corporations Act	Loi Canadienne Sur les Sociètès par actions	Form 9 ARTICLES OF AMALGAMATION (SECTION 185)	FORMULE 9 STATUTS DE FUSION (ARTICLE 185)

1 - Name of the Amalgamated Corporation AMORFIX LIFE SCIENCES LTD.		Denomination sociale de Ia societe issue de la fusion
2 - The province or territory in Canada where the registered office is to be situated British Columbia		La province ou le territoire au Canada où se situera le siege social
3 - The classes and any maximum number of shares that the corporation is authorized to issue		Categories et le nombre maximal d'actions que la sociètè est autorisèe à èmettre
Unlimited number of Common shares without par value; Unlimited Preferred shares, each having the rights, privileges, restrictions and conditions stated on the attached Schedule "A" which is incorporated into this form.
4 - Restrictions, if any, on share transfers None		Restrictions sur le transfert des actions, s'il y a lieu
5 - Number (or minimum and maximum number) of directors Minimum of three and a maximum of ten.		Nombre (ou nombre minimal et maximal) d'administrateurs
6 - Restrictions, if any, on business the corporation may carry on None		Limites imposees à l'activite commerciale de la societe, s'il y a lieu
7 - Other provisions, if any		Autres dispositions, s'il y a lieu
The directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.
8 - The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:		La fusion a ètè approuvèe en accord avec radicle ou le paragraphe de la Loi indiquec l-après ☒ 183 ☐ 184(1) ☐184(2)
9 - Name of the amalgamating corporations Dènomination sociale de Ia societe fusionnantes	Corporation No. No del a societe	Signature	Date	Title
Amorfix Life Sciences Ltd.	420380-1	/s/	Sept. 20 2005	Vice-President, Corporate Finance
Luxor Developments Inc.	432450-9	/s/	Sept. 20 2005	Director
For Departmental Use Only A rusage du ministere seulement Corporation No. N' de Ia sociètè	Filed - Deposèe

SCHEDULE "A"

TO THE ARTICLES
OF
AMORFIX LIFE SCIENCES LTD.

1.	The rights, privileges, restrictions and conditions of the Common shares are as follows:

(a)	Voting. The holders of the Common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series;

(b)	Dividends. The holders of Common shares shall be entitled to receive out of all profits or surplus available for dividends, any dividend declared by the Corporation on the Common shares; and

(c)	Participation or Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation or any distribution of its assets for the purpose of winding up its affairs, after the payment of dividends declared but unpaid, the holders of Common shares shall be entitled pari passu to receive any remaining property of the Corporation, subject to any rights of the holders of Preferred shares.

2.	The rights, privileges, restrictions and conditions of the Preferred shares are as follows:

(a)	One or More Series. The directors may issue Preferred shares in one or more series;

(b)	Creation or Deletion of Series. The directors may alter by resolution the Articles of the Corporation or, if applicable, the By-Laws of the Corporation to fix or change the number of shares in, and to determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Preferred shares;

(c)	Voting. The directors may confer on the holders of any series of Preferred shares the right to notice of or to be present or to vote, either in person or by proxy, at any general meeting of the shareholders of the Corporation other than a separate meeting of the holders of the Preferred shares, or of the holders of shares of a series of the Preferred shares, as the case may be;

(d)	Dividends. The special rights or restrictions which the directors may create, define or attach to any series of Preferred shares may allow the directors to declare dividends with respect to the Common shares only or with respect to any series of Preferred shares only or with respect to any combination of two or more such classes or series of classes;

(e)	If Series Entitled to Cumulative Dividend. Where the Preferred shares or one or more series of Preferred shares are entitled to cumulative dividends, and where cumulative dividends in respect of the Preferred shares or a series of Preferred shares are not paid in full, the shares of all series of Preferred shares entitled to cumulative dividends shall participate rateably in respect of accumulated dividends in accordance with the amounts that would be payable on those shares if all the accumulated dividends were paid in full;

(f)	All Series of Preferred Shares Participate Rateably on Winding-Up. Where amounts payable on a winding-up are not paid in full or on the occurrence of any other event where the holders of the shares of all series of Preferred shares are entitled to a return of capital but are not paid in full, the shares of all series of Preferred shares shall participate rateably in a return of capital in respect of Preferred shares in accordance with the amounts that would be payable on the return of capital if all amounts so payable were paid in full;

(g)	No Priority. No special rights or restrictions attached to a series of Preferred shares shall confer on the series priority over another series of Preferred shares then outstanding respecting:

i.	dividends, or

ii.	a return of capital:

A.	on winding-up; or

B.	on the occurrence of another event that would result in the holders of all series of Preferred shares being entitled to a return of capital;

(h)	Special Rights and Restrictions of Issued Series. A directors' resolution pursuant to paragraph 2(b) above must be passed before the issue of shares of the series to which the resolution relates, and after the issue of shares of that series the number of shares in, the designation of, and the special rights and restrictions attached to that series may be added to, altered, varied or abrogated only in accordance with the Canada Business Corporations Act, and the directors shall send to the Director articles of amendment in the prescribed form; and

(i)	Priority on Liquidation. Except as provided herein, in the event of the liquidation, dissolution or winding-up of the Corporation or any distribution of its assets for the purpose of winding-up its affairs, after the payment of dividends declared but unpaid, the holders of the Preferred shares shall be entitled pari passu to be paid such amount as the special rights and restrictions attaching to such shares shall provide, or in the absence of any express provision with respect thereto, the amount of capital paid up in respect thereof per share for each Preferred share held by them, out of the assets of the Corporation in preference to and with priority over any payment or distribution of any capital asset or monies among the holders of any Common shares of the Corporation. The foregoing provisions of these Articles shall apply to all Preferred shares except as expressly provided in the special rights and restrictions which the directors may create, define or attach to any series of Preferred shares.